Filed pursuant to Rule 433

Dated February 1, 2022

Registration No. 333-257860

Corporación Andina de Fomento

USD 650,000,000 of 2.25% Notes due 2027

Issuer:	Corporación Andina de Fomento

Ratings(1):	Moody’s: Aa3 (Stable) / S&P: A+ (Positive) / Fitch: A+ (Positive)

Security Status:	Senior unsecured notes; not secured by any property or assets; notes rank equally with all other unsecured and unsubordinated indebtedness

Transaction Type:	SEC Registered

Currency:	U.S. Dollars

Total Principal Amount:	USD 650,000,000

Offering Price:	99.582%

Gross Proceeds (excluding accrued interest):	USD 647,283,000

Trade Date:	February 1, 2022

Settlement:	February 8, 2022 (T+5)

Maturity:	February 8, 2027

Coupon:	2.25% per annum, payable semi-annually

Spread to SOFR Mid-Swap:	+85 bps

Mid-Swap Spread:	-14.25 bps

Benchmark Instrument:	UST 1.5% due January 31, 2027

Benchmark Instrument Price/Yield:	99-12 / 1.631%

Spread to Benchmark Instrument:	+70.75 bps

Yield to Maturity:	2.339%

Interest Rate Payment Frequency:	Semi-annual

Interest Payment Dates:	February 8 and August 8, with first interest payment date on August 8, 2022

Interest Rate Basis:	30/360

Business Day Convention:	Modified Following, Unadjusted

Redemption Provisions:	Redeemable in whole, but not in part, for tax reasons

Sinking Fund Provisions:	No sinking fund provisions

Form:	Global note held by depositary or the depositary’s custodian

Denominations:	Denominations of USD 1,000.00 and integral multiples of USD 1,000.00 in excess thereof

Clearing:	DTC / Euroclear / Clearstream

Joint Book-Running Managers:	BNP Paribas Goldman Sachs International Morgan Stanley & Co. International plc Nomura International plc

Names and Addresses of Representatives:

BNP Paribas

16 boulevard des Italiens

75009 Paris

France

Goldman Sachs International

Plumtree Court

25 Shoe Lane

London

EC4A 4AU

United Kingdom

Morgan Stanley & Co. International plc

25 Cabot Square

Canary Wharf

London E14 4QA

United Kingdom

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

Governing Law:	New York

Listing:	Application will be made to admit the notes to the official list of the Financial Conduct Authority and to the regulated market of the London Stock Exchange

CUSIP/ISIN:	CUSIP: 219868 CF1 ISIN: US219868CF16

(1)

These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

UK MiFIR Professionals/ECPs-only – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

MiFID Professionals/ECPs-only – Manufacturer target market (MiFID product governance) is eligible counterparties and professional clients only (all distribution channels).

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you a copy of the prospectus if you request it by calling BNP Paribas at +44 20 7595 8222, Goldman Sachs International +44(0)20 7774 1000, Morgan Stanley & Co. International plc +1 (866) 718-1649, or Nomura International plc +44(0) 20 7103 5652.

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